🖼️ Launching Now 🖼️ | Avery Singer (△ 160.2% | △ 35% | $2.6M) Inbox ×


AVERY SINGER
THE YOUNGEST ARTIST EVER
VOGUE
ITALIA
REPRESENTED BY HAUSER & WIRTH
HAUSER & WIRTH ALSO REPRESENTS GEORGE CONDO, RASHID JOHNSON, AND NICOLAS PARTY

58% SOLD OUT

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Why Do We Like This Painting?

1

8 of her Top 10 Auction Records are similar in scale to our offering, and also showcase Singer's signature airbrushed shadows.



#2 Auction Record
$4.49M (2022)



#4 Auction Record
$4.04M (2023)



Available Now
$2.06M Offering

2

Singer's market has shown significant growth, with a **160.2% Annual Record Price Growth Rate**, based on data from 2017-2022.[1]


160.2% Annual Record
Price Growth Rate
PHILLIPS

3

Sales of similar works have appreciated at an **Annualized Rate of 35.0%** between 2018 and 2023.[2]


$5M
$3.8M
$2.5M
$1.3M
2018
2019
2020
2021
2021
2022
2023

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About Avery Singer

In 2020, Singer signed with Hauser & Wirth, becoming the **youngest artist ever** to be represented by the influential mega-gallery.



Singer has received **global acclaim**. Her works are included in several renowned museum collections, and she has been featured in publications such as Vogue and The Wall Street Journal.


VOGUE
ITALIA
SET.
2020
N. 840
Hope
65/100

All of her Top 10 Auction Records have all been set since 2021, with 6 of her Top 10 Records achieved in 2022 and 2023.



Pictured above: Singer creating this work

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Initial Offering Price: $2,609,000

More information on the Offering Circular can be found at sec.gov

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Avery Singer have a record price compound annual growth rate ("CAGR") of 160.2% from October 6, 2017 to December 31, 2022. This calculation is based on (i) a record price of $28,711 on October 6, 2017, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,300,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

2. The chart above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Avery Singer with the following criteria: Paintings that measure between 60 and 100 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 35% CAGR implied from selected sales occurring from November 15, 2018 to May 28, 2023.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

No offer to buy the securities for a pre-qualified offering can be accepted and no part of the purchase price can be received by the issuer or anyone else until the offering statement filed by the Masterworks issuer with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance is given after the date of qualification. An indication of interest involves no obligation or commitment of any kind by either party.

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